PRICING COMMITTEE CHARTER

OF THE RENN FUND, INC.

The Pricing Committee of the Renn Fund, Inc. (the “Fund”) consists of members of the Board of Directors (the “Board”). The Board has delegated its pricing and oversight responsibilities to the Pricing Committee.

Purpose

The Pricing Committee is responsible for:

●	Reviewing, from time to time, the Fund’s Procedures for Valuing Portfolio Securities and Assets and Net Asset Value Corrections (the “Procedures”), which Procedures serve to establish policies and procedures for the fair valuation of the Fund’s assets;

●	Making fair value determinations with respect to Fund assets when market prices are not readily available or considered inaccurate in accordance with the Procedures; and

●	Performing such other duties as may be assigned to it by the Board.

Composition and Term of Members of the Pricing Committee

Pricing Committee shall consist of no less than two (2) Directors, each of whom shall be considered an Independent Director.

In order for the Pricing Committee to carry out its function, a quorum must be present. A quorum consists of any two members. The members of the Pricing Committee may meet in person, by telephone or by any other electronic means, including e-mail, which the members deem to be appropriate for carrying out the functions of the Pricing Committee.

If a primary member of the Pricing Committee is not available, the Chairman of the Board, Chief Compliance Officer or Treasurer may take the place of a primary member, so long as any such valuation will be subsequently ratified by the primary members of the Pricing Committee as soon as reasonably practical.

A majority of the Directors that are not “interested persons” of the Fund (“Independent Directors”) as defined in the Investment Company Act of 1940, as amended (the “1940 Act”), may appoint and/or replace Pricing Committee members, including primary members. Pricing Committee members shall serve until a successor is appointed by the Board.

Meetings and Records

The Pricing Committee meets on an as needed basis, but no less than annually. The Pricing Committee shall maintain minutes or other records of its meetings and activities and provide the Board with a report supporting its fair value determinations (“Report”) at the Board’s regularly scheduled quarterly Board Meetings. The Report shall contain a discussion of the information and factors considered by the Pricing Committee that support the determination. The Board shall also be notified when the security is no longer being fair valued.

Responsibilities of the Pricing Committee

In discharging its responsibilities under this Charter, the Pricing Committee may, in addition to other actions it deems appropriate, consider the actions described below:

●	Reviewing, from time to time, the Procedures, which Procedures serve to establish policies and procedures for the fair valuation of the Fund’s assets;

●	Making fair value determinations with respect to Fund assets when market prices are not readily available or considered inaccurate in accordance with the Procedures;

●	Reviewing information regarding fair value and other determinations made pursuant to the Procedures;

●	Reporting to the Board on a regular basis regarding the Pricing Committee’s duties at regularly scheduled quarterly Board meetings or otherwise requested by the Board;

●	Recommending revisions to the Procedures;

●	Reviewing industry developments; and

●	Performing other duties as may be requested by the Board.

LAST UPDATED:

June 2024

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